Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(5)

 (Form Type)

ANAVEX LIFE SCIENCES CORP.

 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(o) and 457(r)	--	--	$150,000,000	0.0001102	$16,530.00(1)
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(c) and 457(r)	150,000(2)	$11.32(3)	$1,698,000	0.0001102	$187.12

	Total Offering Amounts Total Fees Previously Paid Total Fee Offsets

	Net Fee Due							$16,717.12

(1)	Calculated in accordance with Rule 457(o) and 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-259788 filed by the registrant on September 24, 2021.

(2)	Represents the (i) 75,000 shares of common stock previously issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant a purchase agreement between us and Lincoln Park, dated February 3, 2023, (the “Purchase Agreement”) and (ii) up to 75,000 additional shares of common stock that are issuable to Lincoln Park pursuant to the Purchase Agreement.

(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Company’s common stock as reported on The Nasdaq Global Select Market on February 3, 2023.